Exhibit 2.1.2

SECOND AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This Second Amendment to Business Combination Agreement, dated as of February 14, 2023 (this“Amendment”), is made and entered into by and among Fat Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 374480 (“Acquiror”) and Avanseus Holdings Pte. Ltd., a Singapore private company limited by shares, with company registration number 201526265R (the “Company”).

WHEREAS, Acquiror and the Company are parties to that certain Business Combination Agreement dated as of August 26, 2022 as amended by the First Amendment to Business Combination Agreement dated October 3, 2022 (collectively, the “Original Agreement”), and Acquiror and the Company desire to amend the Original Agreement as set forth below;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror and the Company agree as follows:

1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Original Agreement. From and after the date of the Amendment, references to the Agreement shall mean the Original Agreement as amended by this Amendment.

a.	Amendment to Definition of Aggregate Exchange Consideration. The definition of “Aggregate Exchange Consideration” in Section 1.1 of the Original Agreement is hereby deleted and replaced in its entirety with the following new definition:

“Aggregate Exchange Consideration” has the meaning ascribed to such term in Section 4.1 of this Agreement.

b.	Amendment to Definition of Acquiror Transaction Expenses. The definition of “Acquiror Transaction Expenses” in Section 1.1 of the Original Agreement is hereby deleted and replaced in its entirety with the following new definition:

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Sponsor or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding fees of the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees to the Governmental Authorities in connection with the Transactions, and (c) all amounts accrued and outstanding under any Working Capital Loan as of the Closing except to the extent that payment of any such fee or expense is expressly deferred, waived or converted to equity in writing by the party to whom such fee or expenses is owed to be due and payable after Closing on terms satisfactory to the Company. For the avoidance of doubt, Working Capital Loans may not be deferred, waived or converted without the prior written approval of the Company.

c.	Addition of Post-Closing Financing-Related Defined Terms. The following new definitions are hereby added to Section 1.1 of the Original Agreement:

“Definitive Financing Agreement” means a definitive financing agreement providing Post-Closing Financing executed and delivered by the Acquiror and the Financing Provider.

“Post-Closing Financing” means one or more sources of post-Closing capital for the Acquiror by and between the Acquiror and the Post-Closing Financing Provider(s).

“Post-Closing Financing Provider” means the Person or Persons mutually acceptable to the Acquiror and the Company providing the Post-Closing Financing to the Acquiror.

2.	Replacement of Support Pool with Share Issuance to Post-Closing Financing Provider.

a.	Amendment to Section 4.1 (Exchange Consideration and Conversion of Company Securities). The first paragraph of Section 4.1 (the portion of Section 4.1 before subsection 4.1(a) thereof) of the Original Agreement is hereby deleted and replaced in its entirety with the following new first paragraph:

Section 4.1. Exchange Consideration and Conversion of Company Securities. As consideration for the Exchange, the Company Shareholders collectively shall be entitled to receive from the Acquiror in the aggregate 10,350,307 Acquiror Class A Ordinary Shares, which Acquiror and the Company hereby agree are valued at $10 per share for an aggregate value equal to one hundred and three million five hundred and three thousand and seventy and no/100s dollars ($103,503,070) (the “Aggregate Exchange Consideration”); provided, that the Aggregate Exchange Consideration otherwise payable to Company Shareholders is subject to the withholding of 1,000,000 Acquiror Class A Ordinary Shares having an aggregate value of ten million and no/100s dollars ($10,000,000) (the “Origination Fee Shares”), which will be issued or cancelled in accordance with Section 4.4:

b.	Addition of New Section 4.4. The following new Section 4.4 is hereby added to the Original Agreement:

Section 4.4. Origination Fee Shares. At the Closing, up to all of the Origination Fee Shares will be issued to the Post-Closing Financing Provider(s) if required by and in accordance with the provisions of the Definitive Financing Agreement(s). In the event that the Definitive Financing Agreements do not require the issuance of all or any of the Origination Fee Shares to the Post-Closing Financing Provider(s),, then the Origination Fee Shares that are not issued to the Post-Closing Financing Provider(s) will be cancelled.

c.	Addition of Cross Reference in Section 3.2 to New Section 4.4. The phrase “in accordance with the provisions of Section 4.1 below” in Section 3.2 of the Original Agreement is hereby deleted and replaced with the phrase “in accordance with the provisions of Section 4.1 and Section 4.4 below.”

d.	Deletion of Support Pool. The text of Section 9.11 (entitled “Support Pool”) of the Original Agreement is hereby deleted in its entirety and replaced with the word “Reserved.”

e.	Deletion of References to the Support Pool.

i.	The cross references to the terms Pool Investors, Pool Offering, Pool Securities, Pool Shares and Pool Subscription Documents are hereby deleted from the Index of Defined Terms that follows the table of contents of the Original Agreement.

ii.	The parenthetical “(including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 9.10 or any Pool Offering consented to by the Company in accordance with Section 9.11)” is hereby deleted from Section 9.4 of the Original Agreement.

3.	Deletion of the PIPE.

a.	Deletion of PIPE Recital. The tenth recital of the Original Agreement (which contains the definitions of the terms PIPE Investors and PIPE Investment) is hereby deleted in its entirety.

b.	Deletion of PIPE Covenants.

i.	The text of Section 9.10 (entitled “PIPE Investments”) of the Original Agreement is hereby deleted in its entirety and replaced with the word “Reserved.”

ii.	The text of Section 10.8 (entitled “PIPE Investments”) of the Original Agreement is hereby deleted in its entirety and replaced with the word “Reserved/”

c.	Deletion of References to the PIPE.

i.	The cross references to the terms PIPE Investment and PIPE Investors are hereby deleted from the Index of Defined Terms that follows the table of contents of the Original Agreement.

ii.	The parenthetical “(including the PIPE Investment)” is hereby deleted from Section 6.12(c) of the Original Agreement.

iii.	The phrase “the issuance of Equity Securities pursuant to the PIPE Investment and” is hereby deleted from Section 9.10(h) of the Original Agreement.

iv.	The parenthetical “(and, to the extent required, the issuance of any shares in connection with the PIPE Investment)” is hereby deleted from Section 10.2(a)(i)(A) of the Original Agreement.

v.	The text of Section 10.1(a)(i)(C) of the Original Agreement is hereby deleted in its entirety and replaced with the word “Reserved.”

vi.	The parenthetical “(including the PIPE Investment)” is hereby deleted from Section 10.7(a) of the Original Agreement.

vii.	Section 10.7(b) of the Original Agreement is hereby deleted in its entirety and Section 10.7(a) of the Original Agreement is hereby renumbered to be simply Section 10.7.

4.	Deletion and Addition of Closing Conditions.

a.	Replacement of Section 11.1(g) ($5,000,001 of Net Tangible Assets at Closing) with New Section 11.1(g) (Definitive Financing Agreement). The text of Section 11.1(g) of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 11.1(g):

(g) The Acquiror shall have entered into one or more Definitive Financing Agreements with Post-Closing Financing Provider(s) with terms that are mutually acceptable to the Acquiror and the Company ;

b.	Amendment of Section 11.1(h) (Minimum Cash Closing Condition). Section 11.1(h) of the Original Agreement is hereby deleted and replaced in its entirety with the following new Section 11.1(h):

(h) Acquiror shall have cash and cash equivalents comprising working capital to be used for general corporate purposes, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Acquiror Share Redemption) and proceeds from Post-Closing Financing, after giving effect to the payment of the Acquiror Transaction Expenses and the Company Transaction Expenses pursuant to the terms of Section 3.5(c) hereof, at least equal to Four Million U.S. Dollars ($4,000,000). For the avoidance of doubt,(i) the terms, manner and timing of the payment of the Acquiror Transaction Expenses and the Company Transaction Expenses shall be subject to the reasonable approval of the Company; (ii) the Post-Closing Financing shall close in conjunction with and immediately following the Closing; and (iii) the Post-Closing Financing shall provide for the provision of additional proceeds to the Acquiror in the amount of Six Million U.S. Dollars ($6,000,000) upon the effectiveness of a registration statement registering the shares of Acquiror that may be issued to the Post-Closing Financing Provider pursuant to the Definitive Financing Agreement.

c.	Deletion of Section 11.1(j) that was added by Amendment No.1 to the Original Agreement (minimum redemptions of 5,200,000 Acquiror Class A Ordinary Shares). Section 11.1(j) of the Original Agreement is hereby deleted in its entirety.

5.	Extension of Agreement End Date to July 15, 2023. Clause (ii) of Section 12.1(e) of the Original Agreement is hereby deleted and replaced in its entirety with the following new clause (ii):

(ii) the Closing has not occurred on or before July 15, 2023 (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement.

6.	No other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment.

7.	Governing Law. This Amendment shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Amendment or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

8.	Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Signatures on following page.

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

FAT PROJECTS ACQUISITION CORP.

By:	/s/ David Andrada
Name:	David Andrada
Title:	Co-CEO and CFO and Director

AVANSEUS HOLDINGS PTE. LTD.

By:	/s/ Bhargab Mitra
Name:	Bhargab Mitra
Title:	Director